SHAREHOLDERS' AGREEMENT


                             between


                       CARNIVAL CORPORATION

                               and

                         DAVID CROSSLAND












                     Dated February 21, 1996

                        TABLE OF CONTENTS

                                                             Page

1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . .  1

2.  Restrictions on Transfer of Shares . . . . . . . . . . . .  3
    2.1  Limitation on Transfer. . . . . . . . . . . . . . . .  3
    2.2  Permitted Transfers . . . . . . . . . . . . . . . . .  4
    2.3  Permitted Transfer Procedures . . . . . . . . . . . .  5
    2.4  Agreement to be Bound; Substitution of Transferee . .  5
    2.5  Registration Rights . . . . . . . . . . . . . . . . .  5

3.  Notice of Proposed Transfers.. . . . . . . . . . . . . . .  6

4.  Directors. . . . . . . . . . . . . . . . . . . . . . . . .  7
    4.1  Election of Directors . . . . . . . . . . . . . . . .  7
    4.2  Removal and Replacement . . . . . . . . . . . . . . .  8
    4.3  The Existing Shareholder. . . . . . . . . . . . . . .  9
    4.4  Purchaser's Appointment of the Existing Shareholder .  9

5.  Exceptions to Restrictions . . . . . . . . . . . . . . . . 10

6.  Stock Certificate Legend . . . . . . . . . . . . . . . . . 10

7.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . 11
    7.1  Notices . . . . . . . . . . . . . . . . . . . . . . . 11
    7.2  Amendment and Waiver. . . . . . . . . . . . . . . . . 13
    7.3  Specific Performance. . . . . . . . . . . . . . . . . 13
    7.4  Headings. . . . . . . . . . . . . . . . . . . . . . . 14
    7.5  Severability. . . . . . . . . . . . . . . . . . . . . 14
    7.6  Entire Agreement. . . . . . . . . . . . . . . . . . . 14
    7.7  Term of Agreement . . . . . . . . . . . . . . . . . . 14
    7.8  Variations in Pronouns. . . . . . . . . . . . . . . . 15
    7.9  Governing Law . . . . . . . . . . . . . . . . . . . . 15
    7.10 Jurisdiction and Venue. . . . . . . . . . . . . . . . 15
    7.11 Further Assurances. . . . . . . . . . . . . . . . . . 16

7.12     Successors and Assigns. . . . . . . . . . . . . . . . 16
    7.13 Counterparts. . . . . . . . . . . . . . . . . . . . . 16

                     SHAREHOLDERS' AGREEMENT

SHAREHOLDERS' AGREEMENT, dated February __, 1996 (this "Agreement"), between Carnival Corporation, a Panamanian Corporation (the
"Purchaser") and David Crossland (the "Existing Shareholder").

W I T N E S S E T H :

WHEREAS, the Purchaser and Airtours plc, a company incorporated under the laws of England and Wales (the "Company"), have entered into a share subscription agreement ("the Subscription Agreement") whereby the Purchaser has agreed to subscribe for 20 million Ordinary Shares of the Company for L5.00 per Ordinary Share, upon the terms and subject to the conditions contained therein (the "Share Subscription");

WHEREAS, the Purchaser and the Company have announced that the Purchaser intends to commence a partial offer for up to 20 million Ordinary Shares of the Company and a partial offer for up to 8,758,612 Preference Shares of the Company, upon the terms and subject to the conditions set forth in the press announcement (a copy of which is annexed hereto) to be dated February ___, 1996 (the "Partial Offers");

WHEREAS, the Existing Shareholder and Thomas Trickett have agreed, subject to the Partial Offers becoming unconditional in all respects and the obligations of the Existing Shareholder and Thomas Trickett pursuant to the irrevocable undertakings of even date herewith not having terminated pursuant to paragraph 4.5 thereof, to sell to the Purchaser such further number of Ordinary Shares (the "Share Purchase") so that after the Share Subscription, the Partial Offers and the Share Purchase are consummated the Purchaser shall own
40 million Ordinary Shares and up to 8,758,612 Preference Shares.

WHEREAS, in order to induce the Purchaser to consummate the Share Subscription, the Partial Offers and the Share Purchase, the parties hereto wish to restrict the transfer of the Ordinary Shares and the Common Stock of the Purchaser to be held by the Existing Shareholder immediately following completion of the Share Subscription, the Partial Offers and the Share Purchase.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

21. Definitions.

    As used in this Agreement, the following terms shall have the meanings set forth below:

    "Board of Directors"              means the Board of Directors of the
                                      Company.

    "Closing Date"               means the date on which the Partial
                                 Offers become or are declared wholly
                                 unconditional.

    "Common Stock"               means shares of Class A Common Stock,
                                 par value $.01 per share, of the
                                 Purchaser (including any other capital
                                 stock of the Purchaser into which the
                                 Class A Common Stock may be
                                 reclassified or reconstituted and also
                                 including any capital stock of the
                                 Purchaser arising from such Common
                                 Stock by reason of any stock split
                                 and/or consolidation in relation to
                                 such stock).

    "Family Members"             has the meaning assigned such term
                                 in Section 2.2.2.

    "Family Trust"               has the meaning assigned such term in
                                 Section 2.2.2.

"Involuntary Transfer"  means any transfer, proceeding or action by or in which the Existing Shareholder shall be deprived or divested of any right, title or interest in or to any Ordinary Shares, including, without limitation, any seizure under levy of attachment or execution, any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the bankruptcy laws of England and Wales or elsewhere) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency.

    "Ordinary Shares"            means ordinary shares of 10p each
                                 in the capital of the Company
                                 (including any other shares in the
                                 capital of the Company into which
                                 such ordinary shares may at any
                                 time be converted and also
                                 including any shares in the capital
                                 of the Company arising from the
                                 same by reason of any subdivision
                                 and/or consolidation of such
                                 Ordinary Shares or by reason of any
                                 issue of shares in the Company by
                                 way of capitalisation of reserves).

"Permitted Transferees"          has the meaning assigned such term
                                 in Section 2.2.

    "Person" means any individual, firm, corpora-tion, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

    "Shares" means all such Ordinary Shares as are held by the Existing Shareholder immediately following completion of the Partial Offers and the Share Purchase and all such Common Stock as is received by the Existing Shareholder pursuant to the Partial Offers and the Share Purchase.

    "Shareholders"               shall mean the Existing Shareholder and
                                 any Permitted Transferee and the term
                                 "Shareholder" shall mean any such
                                 Person.

"Shareholders' Meeting"          has the meaning assigned such term
                                 in Section 4.1.

    "transfer"                   has the meaning set forth in Section
                                 2.1.

"Written Resolution"             has the meaning set forth in
                                 Section 4.1.

22. Restrictions on Transfer of Shares.

22.1     Limitation on Transfer

    Prior to the second anniversary of the Closing Date, the Existing Shareholder shall not sell, give, assign, hypothecate, pledge, charge, encumber, grant a lien or security interest in or otherwise transfer (whether by operation of law or otherwise) any Shares or any right, title or interest therein or thereto
    (including, without limitation, any beneficial interests or voting rights in the Shares)(each a "transfer"), except (i) in accordance with the provisions of this Agreement or (ii) with the consent of the Purchaser or (iii) any transfer by way of acceptance of the Partial Offers or in implementation of the Share Purchase; or (iv) any Involuntary Transfer. Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void ab initio and, with respect to Common Stock, the Purchaser shall not register any such transfers. For the avoidance of doubt neither the provisions of this Section
    2 nor the provisions of Section 3 shall apply to any Ordinary Shares acquired by the Existing Shareholder after Completion of the Partial Offers and the Share Purchase or to any Common Stock acquired by the Existing Shareholder otherwise than pursuant to the Partial Offers and the Share Purchase.
22.2     Permitted Transfers

    Notwithstanding anything to the contrary contained in this Agreement, the Existing Shareholder may transfer Shares in accordance with Section 2.2 and Sections 2.3 and 2.4 (the Persons to whom the Existing Shareholder may so transfer Shares (other than a transfer under Section 2.2.2) being referred to hereinafter as "Permitted Transferees").

    22.2.1    Transfers by the Existing Shareholder

         At any time, the Existing Shareholder may transfer any or all of his Shares to a member of his immediate family, which shall include his parents, spouse, siblings, children (and any children of his spouse or former spouse) or grandchildren (and any grandchildren of his spouse or former spouse) ("Family Members"), or a trust, corporation, limited liability company or partnership, all of the beneficial interests in which shall be held by him or one or more of his Family Members (collectively, a "Family Trust"); provided, however, that during the period any such trust, corporation, or partnership holds any right, title or interest in any Shares, no Person other than David Crossland or one or more of his Family Members may be or become beneficiaries, stockholders, members or limited or general partners thereof.

    22.2.2    Exchange Transactions

         At any time, the Existing Shareholder may sell Shares; provided, that the aggregate sales proceeds (net of selling expenses and brokerage costs, but not any applicable taxes) from such sales ("the Permitted Sales") made at any time after this Agreement becomes effective (whether or not during the two years following the Closing Date) may not exceed L25 million. The Existing Shareholder may also sell Shares generating sales proceeds (net of selling expenses and brokerage costs) of up to a sum equal to the amount of any capital gains tax payable in respect of the Permitted Sales (and/or in respect of the sale of Shares in accordance with this sentence) provided that such sale proceeds (net of selling expenses and brokerage costs) do not exceed L10 million in the aggregate. In addition to any Shares which may be disposed of in accordance with the preceding two sentences, the Existing Shareholder may sell Shares such that the aggregate sale proceeds (net of selling expenses and brokerage costs, but not any applicable taxes) from such sales equal the amount of the capital gains tax, if any, payable by the Existing Shareholder in respect of his disposal of Ordinary Shares in the Partial Offers and/or the Share Purchase (including capital gains tax payable as a result of sales of Shares in accordance with this sentence). For purposes of this Section 2.2.2, any sales in U.S. dollars shall be converted into pounds sterling on the basis of the noon buying rate in New York City for pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York, in each case, on the date or dates on which such Shares are sold.

22.3     Permitted Transfer Procedures

    If the Existing Shareholder wishes to transfer Shares under this
    Section 2, the Existing Shareholder shall give notice to the Purchaser of its intention to make any transfer permitted under this Section 2 not less than seven (7) days prior to effecting such transfer, which notice (in the case of a transfer under Section 2.2.1) shall state the name and address of each Permitted Transferee to whom such transfer is proposed and the number and type of Shares proposed to be transferred to such Permitted Transferee or, with respect to any transfer under Section 2.2.2, the number and type of Shares to be sold and the proposed date or dates of sale (it being understood that the Existing Shareholder shall be under no obligation to sell any Shares on such date or dates and that he shall be entitled to sell the relevant Shares on (an) alternative date(s) without giving any further notification hereunder Provided that such Shares are sold not less than eight (8) days after the relevant notification has been given hereunder and not more than 30 days after the proposed date (or the last of the proposed dates) for such sale(s) referred to in such notification).

22.4     Agreement to be Bound; Substitution of Transferee

    No transfer (other than a transfer pursuant to Section 2.2.2) may be made pursuant to this Section 2 unless the Permitted Transferee has agreed in writing in respect of the Shares so transferred to be bound by the terms and conditions of this Agreement. With respect to the Shares transferred to a Permitted Transferee, the Permitted Transferee shall be substituted for, and enjoy the same rights and be subject to the same obligations, as its predecessor hereunder.

22.5     Registration Rights

    If the Existing Shareholder proposes to transfer any Common Stock received pursuant to the Partial Offers and the Share Purchase, other than in contravention of the provisions of this Agreement, the Existing Shareholder may request that its United States securities counsel (which shall be Cleary, Gottlieb, Stein & Hamilton or another United States securities counsel designated by the Existing Shareholder and reasonably acceptable to the Purchaser) ("Shareholder Counsel") deliver a legal opinion to him and the Purchaser that the proposed transfer can be made without registration under Section 5 of Securities Act of 1933, as amended (the "Act"), subject to customary assumptions and qualifications (the "Securities Law Opinion"), which legal opinion shall be reasonably satisfactory to the Existing Shareholder and the Purchaser. If Shareholder Counsel is unable to deliver the Securities Law Opinion, then the Existing Shareholder may request that the Purchaser's United States securities counsel (which shall be Paul, Weiss, Rifkind, Wharton & Garrison or another United States securities counsel designated by the Purchaser and reasonably acceptable to the Existing Shareholder) ("Purchaser Counsel") deliver the Securities Law Opinion to him and the Purchaser, which legal opinion shall be reasonably satisfactory to the Existing Shareholder and the Purchaser. The Existing Shareholder shall cooperate with Purchaser Counsel by delivering customary certificates and other information reasonably requested by Purchaser Counsel and the Purchaser shall use all reasonable endeavours to procure that Purchaser Counsel shall either deliver the Securities Law Opinion, or confirm that it is not able to give such an opinion, as soon as reasonably practicable after receipt of the relevant request from the Existing Shareholder. If Purchaser Counsel is unable to deliver the Securities Law Opinion with respect to the proposed transfer, then the Purchaser agrees to enter into a registration rights agreement with the Existing Shareholder, on customary terms and conditions, to provide the Existing Shareholder (as soon as reasonably practicable after it has become apparent that the Securities Law Opinion cannot be given either by Shareholder Counsel or Purchaser Counsel) with (i) demand registration rights for one registration statement to allow the resale of the Common Stock acquired by the Existing Shareholder in the Partial Offers and the Share Purchase and then held by him (the "Subject Shares") and (ii) piggy-back registration rights with respect to the Subject Shares. Notwithstanding the foregoing, the Purchaser shall not be required to provide a Securities Law Opinion or to enter into a registration rights agreement if, in the opinion of Purchaser Counsel (which opinion is delivered in writing to the Purchaser and the Existing Shareholder in a form reasonably satisfactory of the Existing Shareholder and the Purchaser), the Existing Shareholder may resell the Subject Shares under Rule 144 promulgated under the Act (or any successor provision) within a period of 180 days.

23. Notice of Proposed Transfers.

23.1 If, at any time on or after the second anniversary of the Closing Date, the Existing Shareholder wishes to sell or otherwise transfer any Shares which are Ordinary Shares (other than in accordance with Sections 2.2 and 2.3), the Existing Shareholder shall first notify the Purchaser in writing of such intention and shall not enter into (or agree to enter into) such transfer or disposition until at least 15 days after the giving of such notice. During such 15 day period, the Purchaser or another Person designated by the Purchaser may make an offer to purchase such Ordinary Shares and the parties agree to discuss such offer. Under no circumstances shall the Existing Shareholder be obligated to sell such Ordinary Shares to the Purchaser or another Person by virtue of this Section 3.

23.2     The provisions of Section 3.1 shall have no application to:

         (a) any transfer(s) of Ordinary Shares after the second anniversary of the Closing Date if such transfer by the Existing Shareholder shall be made in accordance with Sections 2.2 and 2.3; or

         (b) to any transfer of less than 2,500,000 (or such greater number as shall from time to time represent 25% of the Ordinary Shares then held by the Existing Shareholder) Ordinary Shares ("the Transfer Limit") Provided that transfers exempted from clause 3.1 pursuant to this clause 3.2 (b) shall not in aggregate exceed, during any three month period, the Transfer Limit.

24. Directors

24.1     Election of Directors

    24.1.1 In his capacity as director of the Company, the Existing Shareholder agrees (subject to his duties as a director of the Company) to use all reasonable endeavours to procure that if the Partial Offers become or are declared unconditional in all respects, the directors of the Company shall promptly approve the appointment of Micky Arison and Howard S. Frank as directors of the Company.

    24.1.2 On or after the Closing Date, for so long as the Purchaser owns Ordinary Shares representing at least 20% of the Company's ordinary share capital in issue from time to time and the Purchaser owns Ordinary Shares which (taking full account of any sub-division and/or consolidation of the ordinary share capital of the Company, or any issue by the Company by way of capitalisation of reserves, after the date of this Agreement) represent at least 75% of the aggregate number of Ordinary Shares acquired by the Purchaser in the Partial Offers, the Share Subscription and the Share Purchase, the Existing Shareholder shall vote all Ordinary Shares and other voting securities of the Company then held by him in all elections for directors of the Company whether at any annual or extraordinary general meeting of shareholders of the Company or in any written resolution executed in lieu of such a meeting so that the Board of Directors shall (subject to the Board of Directors having approved the identity of the relevant individuals as referred to in Clause 6.3 of the Subscription Agreement) include at all times two individuals designated by the Purchaser (the "Purchaser Directors") Provided that the Existing Shareholder shall not be obliged hereunder to vote all or any of his Ordinary Shares (or other voting securities of the Company), or otherwise comply with the provisions of this
              Section 4.1.2, in respect of any resolution to appoint, or re-appoint, to the Board of Directors of the Company any individual whose office as a director of the Company has been vacated pursuant to the Articles of Association of the Company or in respect of whom a resolution of the Company in general meeting removing him from such office has been passed or a resolution of the Company in general meeting in relation to his appointment or re-appointment as a director has failed to be passed. Subject to the other provisions of this Section 4.1, the Purchaser's rights under the preceding sentence shall continue if the Purchaser owns Ordinary Shares representing less than 20% of the ordinary share capital of the Company in issue from time to time if such percentage falls below 20% solely by reason of the Purchaser not participating in any issue of Ordinary Shares by the Company which is not made available to the Purchaser (a " Restricted Share Offer"). The provisions of the first sentence of this
              Section 4.1.2 shall continue to apply, but in respect of only one Purchaser Director (a) if the Purchaser's percentage ownership of the issued ordinary share capital of the Company falls below 20% other than solely by reason of the Purchaser not participating in a Restricted Share Offer or (b) if such percentage ownership falls below 15% for any reason. Once the Purchaser's percentage ownership in the ordinary share capital of the Company has fallen below 15%, other than solely by reason of the Purchaser not participating in a Restricted Share Offer, or below 10% for any reason, the provisions of this Section 4.1.2 shall be of no effect.

24.2     Removal and Replacement

    After the Closing Date, the Purchaser shall be entitled at any time and for any reason (or for no reason) to designate one or both of the Purchaser Directors for removal. If at any time after the Closing Date, a vacancy is created on the Board of Directors by reason of the death, removal or resignation of any Purchaser Director, then the Purchaser shall designate a nominee or nominees to be elected to fill such vacancy until the next annual general meeting of the Company, and provided that such nominee shall have been approved by the Board of Directors as referred to in Clause
    6.3 of the Subscription Agreement the Existing Shareholder shall, as soon as practicable after the date such vacancy first occurs and in any event prior to the transaction of any other business by the shareholders recommend such nominee(s) to the shareholders of the Company and at any general meeting of the Company vote all Ordinary Shares and other voting securities of the Company then held by him to elect such nominee or nominees. The rights of the Purchaser under this Section 4.2 shall be reduced or extinguished to the same extent as the rights provided for in Section 4.1.

24.3     The Existing Shareholder

    For so long as the Existing Shareholder is required pursuant to
    Section 4.1.2 to vote his Ordinary Shares and other voting securities of the Company for at least one Purchaser Director and David Crossland remains the Executive Chairman or Chief Executive of the Company, then the Purchaser agrees that, on any resolution relating to the appointment or re-appointment to the Board of Directors of the Company, or removal from such Board, of David Crossland, whether at any annual or extraordinary general meeting of shareholders of the Company or in any written resolution executed in lieu of such a meeting, it shall vote all Ordinary Shares and other voting securities of the Company held by it in favour of Mr Crossland's appointment or re-appointment to such Board (or, as the case may be, retention on such Board) Provided that the provisions of this Section 4.3 shall not apply in respect of any resolution to appoint, or re-appoint, Mr Crossland to such Board if he shall have vacated office as a director of the Company pursuant to the Articles of Association of the Company or if a resolution of the Company in general meeting removing him from such office has been passed or if a resolution of the Company in general meeting in relation to his appointment or re-appointment to such office has failed to be passed.

24.4     Purchaser's Appointment of the Existing Shareholder

    The Purchaser hereby undertakes to the Existing Shareholder that David Crossland shall be appointed a Director of the Purchaser immediately following the later of (i) the Closing Date and (ii) the Purchaser's 1996 Annual Meeting of Stockholders (scheduled to be held on April 15, 1996) and further undertakes that the Purchaser will not thereafter remove him from the Board of Directors of the Purchaser or procure or seek or instigate his removal from such Board until the earliest of the following events: (i) David Crossland ceasing to be the Executive Chairman or Chief Executive of the Company; (ii) the rights of the Purchaser pursuant to the provisions of Section 4.1.2 either (a) ceasing or (b) reducing so as to apply in respect of only one Purchaser Director where such reduction occurs for any reason other than as a result of the issue of Ordinary Shares as consideration in the acquisition of another Person or part or all of the undertaking of another Person and (iii) the Existing Shareholder ceasing to hold Common Stock which (taking full account of any stock split, stock dividend, recapitalisation subdivision, or other consolidation in relation to such stock after the date of this Agreement) represents less than 500,000 shares of the Common Stock issued to the Existing Shareholder pursuant to the Partial Offers and the Share Purchase Provided that the Purchaser shall not be obliged to maintain (or seek to maintain) David Crossland on its Board of Directors or to seek to procure his re-appointment of such Board if he is not eligible to serve as a Director under the Company's or the Purchaser's Articles of Association or by-laws or under applicable law.

25. Exceptions to Restrictions.

    (i) Without complying with Sections 2 or 3, the Existing Shareholder may transfer any or all of his Ordinary Shares pursuant to (a) an offer, tender offer or partial offer commenced by any Person which is either unanimously recommended by the Board of Directors or is recommended by all of the members of the Board of Directors other than Purchaser Directors or (b) a general offer made by any Person for the entire issued ordinary share capital of the Company (other than Ordinary Shares held by such Person or parties acting in concert with it) or (c) a merger, recapitalization, reorganisation, scheme of arrangement, consolidation or similar transaction approved by the holders of the Ordinary Shares.

    (ii) Without complying with Section 2, the Existing Shareholder may transfer any or all of his Common Stock pursuant to (a) a tender offer or exchange offer commenced (1) by the Company or (2) by any other Person with respect to which the Board of Directors of the Purchaser sends to its stockholders a statement that it recommends such offer or is neutral with respect to such offer, (b) a tender offer or exchange offer made by any Person for all of the outstanding shares of Common Stock of the Purchaser (other than shares of Common Stock held by such Person and its affiliates) or (c) pursuant to a merger, recapitalization, consolidation or similar transaction approved by the holders of the Common Stock.

    (iii)     Notwithstanding any other provision of this Agreement,
              Section 2 shall not apply to the Existing Shareholder's participation in the Partial Offers in accordance with his Irrevocable Undertaking dated as of the date hereof or selling certain of his Ordinary Shares in the Share Purchase.

26. Stock Certificate Legend

    A copy of this Agreement shall be filed with the Secretary of the Purchaser and kept with the records of the Purchaser. During the period of two years after the Closing Date or, if shorter, the period during which this Agreement remains in force, the parties shall use all reasonable endeavours to cause each certificate representing Shares to bear a legend substantially in the following form:

    THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") OF ANY OF THE SECURITIES REPRE-SENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE SHAREHOLDERS' AGREEMENT, DATED FEBRUARY 21, 1996 (THE "SHAREHOLDERS' AGREEMENT"), BETWEEN CARNIVAL CORPORATION (THE "COMPANY") AND DAVID CROSSLAND[, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE SHAREHOLDERS' AGREEMENT.

    In addition, the parties shall use all reasonable endeavours to procure that such legend is removed from relevant stock and share certificates upon the expiry of such two year period (or if sooner, on the date on which this Agreement terminates).

27. Miscellaneous.

27.1     Notices

    A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by pre-paid first class post recorded delivery (or recorded delivery air mail if overseas) or by fax to the party due to receive the notice or communication sent during normal business hours in the jurisdiction of the sender (with the sender receiving confirmation of receipt) at its address set out below (or fax number specified below) or another address or fax number specified by that party by written notice to the other. A notice or other communication is deemed given when actually received (as evidenced by the recorded delivery or the confirmation of receipt of fax).

    The addresses and fax numbers of the parties for the purposes of this Section 7.1 are as follows:
    (a)  if to the Purchaser:

         Carnival Corporation
         3655 NW 87 Avenue
         Miami, Florida USA 33010

         Attention:         Howard S. Frank

         Telecopy:      (305) 471-4700

         with a copy to:

         Clifford Chance
         200 Aldersgate Street
         London EC1A 4JJ
         United Kingdom

         Attention:  Simon Burgess

         Telecopy:   (+44)-171-600-5555

         and

         Paul, Weiss, Rifkind, Wharton & Garrison
         1285 Avenue of the Americas
         New York, New York  10019-6064

         Attention:  James Dubin, Esq.

         Telecopy:   001-212-757-3990

    (b)  if to David Crossland:

         David Crossland
         Tower Hamlet
         Princess Tower Road
         Hougue Bie
         St Saviours
         Jersey JE2 7UA

         Telecopy: 01534 854311

         with a copy to:

         Mourant du Feu & Jeune
         PO Box 87
         22 Grenville Street
         St Helier
         Jersey JE4 8PX

              Attention:  Conrad Coutanche

         Telecopy:  01534 609333

27.2     Amendment and Waiver

    (i) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or fur-ther exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

    (ii) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, except as otherwise expressly provided for herein, shall be effective (a) only if it is made or given in writing and signed by the Purchaser and the Existing Shareholder (and by any Permitted Transferees) and (b) only in the specific instance and for the specific purpose for which made or given.

27.3     Specific Performance

    The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that the other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, the party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

27.4     Headings

    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

27.5     Severability

    If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

27.6     Entire Agreement

    This Agreement, together with the exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

27.7     Term of Agreement

    This Agreement shall terminate in the event that the obligations of the Existing Shareholder and Thomas Trickett under paragraphs
    4.1 to 4.4 of the irrevocable undertakings of even date herewith given by them to the Purchaser are terminated pursuant to paragraph 4.5 thereof and this Agreement shall, provided that it shall not have terminated as aforesaid, become effective upon the Closing Date and shall be of no effect prior to that time. Notwithstanding the foregoing, if the Closing Date does not occur prior to May 30, 1996, this Agreement shall terminate. After the effectiveness of this Agreement, (i) this Agreement shall terminate if the Purchaser and its permitted transferees under the Subscription Agreement (the "Purchaser Transferees") own less than 13,333,333 of the Ordinary Shares acquired by the Purchaser in the Share Subscription, the Partial Offers and the Share Purchase
    (taking full account of any sub-division and/or consolidation of the ordinary share capital of the Company, or any issue by the Company by way of capitalisation of reserves, after the date of this Agreement) and (ii) Sections 2.1, 2.2, 2.3, 2.4 and 3 of this Agreement shall terminate if the Purchaser and the Purchaser Transferees own less than 26,666,666 of the Ordinary Shares acquired by the Purchaser in the Share Subscription, the Partial Offers and the Share Purchase (taking full account of any sub-division and/or consolidation of the ordinary share capital of the Company, or any issue by the Company by way of capitalisation of reserves, after the date of this Agreement).

27.8     Variations in Pronouns

    All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

27.9     Governing Law

    This Agreement shall be governed and construed in accordance with English law.

27.10    Jurisdiction and Venue.

    (i) The courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of England.

    (ii) Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

    (iii) Process by which any proceedings are begun in England may be served on the Purchaser by being personally delivered to Clifford Chance, 200 Aldersgate Street, London EC1A 4JJ marked for the attention of Simon G.F. Burgess. Process by which any proceedings are begun in England may be served on the Existing Shareholder by being personally delivered to Addleshaw Sons & Latham, Dennis House, Marsden Street, Manchester M2 1JD marked for the attention of Paul A. Lee. Nothing contained in this
              Section 7.10 affects the right to serve process in another matter permitted by law.

27.11    Further Assurances

    Each of the parties shall execute such instruments and take such action as may be reasonably necessary to carry out the provisions hereof and the transactions contemplated hereby.

27.12    Successors and Assigns

    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, legatees and legal representatives. Without the consent of each of the parties, this Agreement is not assignable except in connection with a transfer of Shares by the Existing Shareholder to a Permitted Transferee or by the Purchaser to any permitted assignee of the benefit of the Subscription Agreement.

27.13    Counterparts

    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

CARNIVAL CORPORATION
By:/s/ Howard S.  Frank
Name:
Title:

/s/ David S.  Crossland
DAVID CROSSLAND